Exhibit 21



                            NOVA COMMUNICATIONS LTD

                                  SUBSIDIARIES

                                 JUNE 30, 2005



         Nacio Systems, Inc., a Nevada corporation

         Aqua Xtremes, Inc., a Nevada corporation

         Xtreme Engines, Inc., a Nevada corporation